Exhibit h.3.k

ELEVENTH AMENDMENT

to

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

THIS AMENDMENT made effective as of the 1st day of January, 2015 amends that certain amended and restated administration agreement, dated as of January 1, 2010, as amended, between the Trusts listed on Schedule A including the Funds listed under each Trust and Virtus Fund Services, LLC (successor in interest to VP Distributors, LLC (formerly VP Distributors, Inc.)) (the “Administration Agreement”) as herein below provided.

W I T N E S S E T H:

WHEREAS, pursuant to Section 8 of the Administration Agreement, the Trusts and the Administrator have agreed to amend the fees payable to the Administrator under the Administration Agreement as indicated below; and

NOW, THEREFORE, in consideration of the foregoing premise, the parties to the Administration Agreement hereby agree that the Administration Agreement is amended as follows:

1.	Section 4(a) of the Administration Agreement is hereby amended to include the following language below the fee schedule:

Any Fund with net assets in excess of $10 billion will receive an offsetting credit to its administrative fee, such that the portion of its net assets in excess of $10 billion will only be assessed an administrative fee of .07%. The fees for the portion of such a Fund’s net assets up to and inclusive of the first $10 billion will remain consistent with the fee schedule above.

2.	Except as herein provided, the Administration Agreement shall be and remain unmodified and in full force and effect. All initial capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Administration Agreement.

3.	This Amendment may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers.

VIRTUS MUTUAL FUNDS
VIRTUS EQUITY TRUST
VIRTUS INSIGHT TRUST
VIRTUS OPPORTUNITIES TRUST

By: /s/ W. Patrick Bradley
Name: W. Patrick Bradley
Title: Senior Vice President, Chief Financial Officer & Treasurer

VIRTUS FUND SERVICES, LLC

By: /s/ David G. Hanley
Name: David G. Hanley
Title: Vice President & Assistant Treasurer